UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 25, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K has 2 pages.

ITEM 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 25, 2007, the Audit Committee of the Board of Directors of Remington Arms Company, Inc. (the “Company”), together with members of Company management, concluded that the Company’s previously reported financial statements for the period beginning June 1, 2007 and ending June 30, 2007 (the “Successor Period”), which were included in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2007 (the “Quarterly Period”), should no longer be relied upon and will accordingly be restated (the “Restatement”).

The Restatement is being made to correct an error in the calculation of the Company’s income tax benefit in the Successor Period financial statements. The Company incorrectly accounted for income taxes for the Quarterly Period by applying an estimated effective tax rate for the annual period beginning January 1, 2007 and ending December 31, 2007 to the Quarterly Period. Instead, the Company should have applied an estimated effective tax rate representing the seven month period beginning June 1, 2007 and ending December 31, 2007 to the Successor Period.  As a result of this error, the income tax benefit reported in the Successor Period financial statements was understated by approximately $2.0 million, with a related overstatement of net loss.  In addition, other long-term liabilities reported in the Successor Period financial statements were overstated by approximately $2.0 million. The adjustments that are expected to be made in the Restatement do not affect reported net sales, gross profit, EBIT or Adjusted EBITDA and do not impact the Company’s compliance with financial covenants under its amended and restated credit facility for the Quarterly Period.

The Company will file a Form 10-Q/A for the Quarterly Period in order to disclose the Restatement and expects to make the filing concurrently with or prior to the filing of the Company’s Form 10-Q for the quarterly period ended September 30, 2007.

The Audit Committee and members of Company management have discussed the foregoing with Grant Thornton LLP, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.
Stephen P. Jackson, Jr.

Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer)

October 31, 2007